Exhibit 10.01

FIRST ADDENDUM TO
ASSET SALE AGREEMENT
a Nevada corporation

Montecito Offshore, LLC

This First Addendum to Asset Sale Agreement (the “Addendum”) is executed to be effective as of April  ___, 2011 by and between Paxton Energy, Inc. a Nevada corporation (“Buyer”), whose principal office is located at 295 Highway 50, Suite 2, Lake Village Professional Building, Stateline, NV 89449 (Mailing Address: P.O. Box 1148 Zephyr Cove, NV89448-1148) and Montecito Offshore, L.L.C., a Louisiana limited liability company (“Seller”), whose mailing address is 909 Poydras Street, Ste 2200, New Orleans, LA 70112.

Recitals

A.      On or about March 28, 2011, Buyer and Seller entered into an Asset Sale Agreement (the “Agreement”)

B.      The parties wish to amend and modify certain terms of the Agreement.

NOW, THEREFORE, the parties agree as follows:

Subparagraph 2.1 of Paragraph 2, entitled PURCHASE PRICE AND EFFECTIVE is amended in its entirety to read:

Purchase Price:  As consideration for the sale of the Assets, Buyer shall pay to Seller or its respective designee (the “Purchase Price”) a total of One Million Five Hundred Thousand Dollars ($1,500,000) cash, plus a Subordinated Promissory Note in the amount of  Five Hundred Thousand Dollars ($500,000) on terms described below, plus Fifteen Million (15,000,000) shares of common stock of Seller, par value $0.001 per share, without registration or rights thereto and therefore restricted from resale under applicable securities laws (the “Shares”), adjusted as set forth in the Agreement and below.

2.1.1
On or before April 11, 2010, Buyer shall pay on behalf of Seller the sum of  Twenty Thousand Dollars ($20,000) to Ventana Group, 750 Menlo Ave Ste 340, Menlo Park CA 94025.  This sum constitute a performance deposit under the Agreement, shall be credited to the cash portion of the Purchase Price payable at Closing, shall not bear interest, and shall not be refundable except as provided in the Agreement.

2.1.2	The balance of the Purchase Price shall be paid to Seller at the Closing, the date of which is amended as described below, and shall be paid as follows:

2.1.2.1.1	The cash sum of One Million Four Hundred Eighty Thousand Dollars ($1,480,000);

2.1.2.1.2
A Subordinated Promissory Note of Buyer in the amount of Five Hundred Thousand Dollars ($500,000), which shall bear interest at the rate of nine percent (9%) per annum and shall be due and payable ninety (90) days following Closing;  the form of the note shall be the standard form used by Buyer and common within the industry for transactions of this type, shall be prepared by counsel for Buyer, and shall be subject to approval by counsel for Seller; the note shall provide that its payment is subject and subordinate to Two Million Five Hundred Thousand Dollars ($2,500,000) of senior debt of Buyer that will be secured by the Assets being acquired under the Agreement;

2.1.2.1.3
Certificates for Fifteen Million (15,000,000) Shares shall be issued and delivered to Seller at the Closing subject to the concurrent execution and delivery by Seller of an Investment Representation Letter in the standard form used by Buyer in connection with issuances of its shares of common stock.

Subparagraph 2.2 of Paragraph 2, entitled Transfer of Deposit and Purchase Price, is modified to provide that the cash sum referred to in Section 2.1.2.1.1 of this Addendum shall be paid by wire transfer at the Closing pursuant to the wiring instructions set forth in the Agreement.

Paragraph 6.2 of the Agreement, entitled Closing, is amended to provide that the date of Closing shall be April 19, 2011, subject to an extension of such date for up to seven additional days as may be necessary in order to deliver all of the documentation necessary for the Closing, including documents as counsel for Buyer and Seller may reasonably request to consummate this transaction in accordance with industry practices or as required under applicable securities and other laws.  All documents shall be subject to the reasonable approval by counsel for Buyer and Seller. The parties agree to execute or re-execute such additional documents and to furnish such additional data as may be necessary or desirable to evidence or consummate the transactions provided for herein and specifically to vest title in Buyer (or to better evidence such title) the Assets that are the subject of the Agreement and are to be conveyed.

The obligations of the parties under the Agreement, as amended herein, and in all documents to be delivered at the Closing are acknowledged to be solely entity obligations, and no officer, director, employee, agent, representative, manager, member, owner, or controlling person of any such entity shall be subject to any personal liability to any person or other party, nor will any such claim be asserted by or on behalf of either party or affiliates of such party.

This Addendum may be executed in counterpart originals, each of which together shall constitute one binding agreement.  An executed signature page sent by fax or in PDF format shall be deemed executed by such party and may be relied upon by the receiving party and by third parties with the same effect as if a complete originally executed document were delivered and received.

Buyer:		Seller:
PAXTON ENERGY, INC.		MONTECITO OFFSHORE, LLC
a Nevada corporation		a Louisiana limited liability company

By:___________________________		By:___________________________

Its:___________________________		Its:___________________________

Address:	Office & Delivery:	Address: 909 Poydras St Ste 2200
	Paxton Energy, Inc.	New Orleans LA 70112
295 Highway 50, Suite 2
	Stateline, NV 89449	Fax:
Email: tsmith@virginoil.net
Mailing Address:
P.O. Box 1148
Zephyr Cove, NV8 9448-1148

Fax: 775 588-6350
Email: jimb@paxenergyinc.com